Exhibit 24(b)

BANK OF AMERICA CORPORATION

Extract of Board of Director Resolutions

October 22, 2008

FURTHER RESOLVED, that J. Steele Alphin, Alice Herald and Teresa Brenner be, and each of them with full power to act without the other hereby is, authorized and empowered to sign the aforesaid Registration Statements and any amendment or amendments thereto (including any post-effective amendments) on behalf of and as attorneys for the Corporation and on behalf of and as attorneys for any of the following: the chief executive officer, the principal financial officer, the principal accounting officer and any other officer of the Corporation.

CERTIFICATE OF ASSISTANT SECRETARY

I, Allison L. Gilliam, Assistant Secretary of Bank of America Corporation, a corporation duly organized and existing under the laws of the State of Delaware, do hereby certify that the foregoing is a true and correct extract of resolutions duly adopted by a majority of the entire Board of Directors of said Corporation at a meeting of said Board of Directors held on October 22, 2008, at which meeting a quorum was present and acted throughout and that said resolution is in full force and effect and has not been amended or rescinded as of the date hereof.

IN WITNESS WHEREOF, I have hereupon set my hand and affixed the seal of said corporation this 2nd day of February, 2009.

(SEAL)

/s/ ALLISON L. GILLIAM
Allison L. Gilliam
Assistant Secretary